Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-262893 and 333-267066) and Forms S-8 (File Nos. 333-264526; 333-267815; 333-268390; 333-268777; and 333-268778) of Pineapple Energy Inc. and subsidiaries (the Company) of our report dated April 1, 2024, with respect to the Company’s consolidated financial statements as of and for the year ended December 31, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ UHY LLP

Melville, NY

April 1, 2024